Exhibit 99.1

COMMUNICATION FOR BROKER DEALERS AND FINANCIAL ADVISORS
WHO ARE AFFILIATED WITH PHILLIPS EDISON-ARC SHOPPING CENTER REIT INC. SELLING GROUP MEMBERS

NOT FOR FURTHER DISTRIBUTION

We are writing to inform you that, as of December 11, 2013, Phillips Edison-ARC Shopping Center REIT Inc. (“PE-ARC”) had received subscriptions for shares it believes will be sufficient to reach the full number of shares that PE-ARC may issue under its non-traded initial public offering of 176.5 million shares of common stock (including amounts reallocated from its dividend reinvestment plan (“DRIP”)).

As previously announced with respect to the filing of its follow-on offering registration statement, PE-ARC will not issue, in the aggregate, more than the total amount of shares registered for sale in its initial public offering (including reallocated DRIP shares).  In light of the number of shares issued to date and the anticipated completion of its initial public offering, PE-ARC will not commence its follow-on offering.

PE-ARC and its transfer agent will process as many subscriptions as it can that were received in good order through yesterday, Wednesday, December 11, 2013.

Any subscription that PE-ARC is unable to accept will be promptly returned.

Your firm has been an important part of the selling group and we appreciate your efforts to support PE-ARC’s fundraising.

Please feel free to contact us with any questions on this announcement.

Michael Weil Chairman Realty Capital Securities, LLC	R. Lawrence Roth Chief Executive Officer Realty Capital Securities, LLC	Louisa Quarto President Realty Capital Securities, LLC

Not For Further Distribution
Please do not forward this electronic communication.

Copyright (C) 2013 Realty Capital Securities, LLC All rights reserved.

Realty Capital Securities, LLC (Member FINRA/SIPC) is the dealer manager for Phillips Edison-ARC Shopping Center REIT Inc. This is neither an offer to sell or a solicitation of an offer to buy the securities described herein. An offering is made only by the prospectus.

To obtain a prospectus for any of these offerings, please contact Realty Capital Securities, LLC (Member FINRA/SIPC), Three Copley Place, Suite 3300, Boston, MA 02116, 877-373-2522.